NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS THIRD QUARTER RESULTS

MARYVILLE, TN – April 2, 2008 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.23 on net income of $11.7 million for the Company’s third quarter of fiscal 2008, which ended on March 4, 2008. This compares to diluted earnings per share of $0.49 on net income of $28.7 million for the third quarter of the prior year. The diluted earnings per share impact of costs associated with the Company’s remodel initiative in the third quarter of fiscal 2008 was $0.06.

Quarterly Highlights

Third quarter fiscal 2008 same-restaurant sales at Company-owned Ruby Tuesday restaurants decreased 12.7%, while same-restaurant sales at domestic franchise Ruby Tuesday restaurants decreased 12.0%, as compared to a decrease of 1.0% and an increase of 1.8% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, in the third quarter of the prior year. The Company estimates the third quarter of fiscal 2008 was negatively impacted by approximately 0.6% and 0.8% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, due to heavier winter weather than in the same period of the prior year.

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Third quarter fiscal 2008 same-restaurant sales:

	December	January	February	Third Quarter
Company-Owned	-12.5%	-14.2%	-11.5%	-12.7%
Domestic Franchise	-12.7%	-13.4%	-9.8%	-12.0%

Other highlights for the 13-week third quarter:

•	Total revenue decreased 7.1% from the same period of the prior year.
•	The Company opened six new Ruby Tuesday restaurants while six were closed during the quarter.
•	Domestic and international franchisees opened two new Ruby Tuesday restaurants during the quarter and four were closed.
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Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $100,256,000 and $121,725,000 for the third quarter of fiscal 2008 and 2007, respectively. Fiscal 2008 sales at franchise restaurants were reduced due to the acquisitions of the Michigan and West Palm Beach franchisees subsequent to the second quarter of fiscal 2007.

•	Capital expenditures for new restaurants and routine capitalized improvements at existing restaurants were $11.8 million for the quarter.
•	Capital expenditures related to the Company’s remodel initiative were $13.2 million for the quarter.
•	The Company had 51.7 million shares of common stock outstanding at the end of the quarter.
•	As noted in our press release dated March 5, 2008, we obtained a waiver of our existing debt covenants and are working with our lending group to amend our credit

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April 2, 2008

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facilities to modify our debt covenants going forward. We have reached an agreement in principal with our lenders on the amended terms and are currently working on completing documentation of an amendment to our current credit facilities. Until those documents are completed, most of our long term debt is reflected as current in accordance with US GAAP.

Sandy Beall, Founder and CEO, commented, “We are nearing the end of a very busy year for Ruby Tuesday. As of March 4, we have completed the reimage of 468 Company-owned restaurants and substantially completed the reimage of an additional 200 Company-owned restaurants. We have significantly improved and upgraded the Ruby Tuesday brand through our core strategies: uncompromising quality and freshness, gracious hospitality, compelling value, a fresh new look. In the last year, we remodeled substantially all of our Company-owned restaurants, bringing their look and feel to a level that compliments our food and service.

“It has been a very challenging year for consumers who have reduced spending in many areas, including eating at restaurants, and we have certainly felt the impact of that lower spending. However, through this time, we have continued to execute on our plan to differentiate Ruby Tuesday from our traditional bar and grill competitors while continuously monitoring our guest feedback to be sure our changes are resonating with them. Our guests tell us, now more than ever, that they like what we have done, will return again, and will recommend Ruby Tuesday to others. Our food, service, and value ratings continue to climb. We are very excited to be going into next year with all of our major initiatives behind us and without distractions from our system-wide operational strategies. Our teams are fully focused on showcasing the fresh, more relevant Ruby Tuesday brand for our guests and providing

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memorable experiences that will drive long-term shareholder value with increased frequency, new guest visits, and thus, improved sales.

“Our teams responded to the weak sales environment with increased focus on cost and profit controls, and even despite sales which were weaker than we anticipated due primarily to a lower than projected traffic, we were able to out-perform our third quarter earnings expectations and set the stage for future profits. With regard to the check, we were able to regain the majority of the drop that occurred in the second quarter and the variance compared to prior year improved each month. We believe the third quarter may be a turning point in profitability as we better manage both check and costs. Sales this quarter were impacted by both heavier winter weather and reduced advertising expenditures. We had ten weeks of no television advertising during the third quarter of the current year during the more volatile winter weather months. Our focus is firmly on sales, profitability, and cash flow as we move forward, and based on the significant improvement in all our qualitative measures, sales should inevitably follow. We truly believe we are in a better position than ever to drive sales, profits, cash flow, and long-term shareholder value.”

Fiscal 2008 Guidance

For fiscal 2008, the Company is targeting diluted earnings per share of $0.40 to $0.50 based on same-restaurant sales of down 9.0% to 10.0% at Company-owned restaurants. The estimate for fiscal 2008 diluted earnings per share includes projected expenses incurred in our remodel initiative of $0.18 to $0.20 per diluted share, of which approximately $0.15 per diluted share is related to the accelerated depreciation of existing assets and $0.03 to $0.05 per diluted share is related to incremental depreciation on new assets net of the reduction from the related write-offs. Year-to-date through the Company’s third fiscal quarter, approximately

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$0.18 per diluted share has been expensed for the remodel initiative. Additional assumptions used to determine the targeted range include the following:

•	19 Company-owned Ruby Tuesday openings for the year;
•	15 to 20 franchise openings for the year;
•	$60-$65 million in capital expenditures for the year for new restaurants and routine capitalized improvements at existing restaurants; and
•	$50-$55 million in capital expenditures for the above-mentioned remodeling of Company restaurants during the fiscal year.

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, Guam, and 11 foreign countries. As of March 4, 2008, the Company owned and operated 721 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 169 and 52 restaurants, respectively.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Shannon Hepp	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing at terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

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April 2, 2008

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter of Fiscal Year 2008

(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks			39 Weeks		39 Weeks
	Ended		Ended			Ended		Ended
	March 4,	Percent	March 6,	Percent	Percent	March 4,	Percent	March 6,	Percent	Percent
	2008	of Revenue	2007	of Revenue	Change	2008	of Revenue	2007	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$348,025	99.1	$374,192	99.0		$1,008,412	99.0	$1,042,319	98.9
Franchise revenue	3,208	0.9	3,748	1.0		10,541	1.0	11,099	1.1
Total revenue	351,233	100.0	377,940	100.0	(7.1)	1,018,953	100.0	1,053,418	100.0	(3.3)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	97,260	27.9	100,590	26.9		278,971	27.7	281,638	27.0
Payroll and related costs	115,170	33.1	112,416	30.0		334,636	33.2	320,273	30.7
Other restaurant operating costs	70,322	20.2	66,341	17.7		206,995	20.5	188,308	18.1
Depreciation and amortization	24,288	7.0	19,400	5.2		73,021	7.2	56,775	5.4
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	95	0.0	5,771	1.5		252	0.0	6,022	0.6
Selling, general and administrative, net	25,132	7.2	27,191	7.2		87,619	8.6	87,515	8.3
Equity in losses (earnings) of unconsolidated franchises	1,118	0.3	(12)	0.0		3,576	0.4	626	0.1
Total operating costs and expenses	333,385		331,697			985,070		941,157

Earnings before Interest and Taxes	17,848	5.1	46,243	12.2.	(61.4)	33,883	3.3	112,261	10.7	(69.8)

Interest expense, net	8,448	2.4	4,776	1.3		23,828	2.3	13,659	1.3

Pre-tax Profit	9,400	2.7	41,467	11.0	(77.3)	10,055	1.0	98,602	9.4	(89.8)

Provision for income taxes	(2,308)	(0.6)	12,812	3.4		(2,392)	(0.2)	31,668	3.0

Net Income	$11,708	3.3	$28,655	7.6	(59.1)	$12,447	1.2	$66,934	6.4	(81.4)

Earnings Per Share:
Basic	$0.23		$0.49		(53.1)	$0.24		$1.15		(79.1)
Diluted	$0.23		$0.49		(53.1)	$0.24		$1.14		(78.9)

Shares:
Basic	51,381		58,124			51,635		58,353
Diluted	51,411		58,595			51,779		58,794

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2008
(Amounts in thousands)
	March 4,	June 5,
CONDENSED BALANCE SHEETS	2008	2007
Assets
Cash and Short-Term Investments	$7,121	$25,892
Accounts and Notes Receivable	7,841	14,773
Inventories	22,347	20,032
Income Tax Receivable	3,233	-
Deferred Income Taxes	6,550	5,239
Assets Held for Disposal	36,332	20,368
Prepaid Rent and Other Expenses	18,147	15,551

Total Current Assets	101,571	101,855

Property and Equipment, Net	1,086,166	1,033,336
Goodwill, Net	18,927	16,935
Notes Receivable, Net	3,685	9,212
Other Assets	57,115	68,918

Total Assets	$1,267,464	$1,230,256

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$569,706	$1,779
Income Tax Payable	-	5,730
Other Current Liabilities	109,852	117,258
Long-Term Debt, including Capital Leases	42,580	512,559
Deferred Income Taxes	28,899	37,507
Deferred Escalating Minimum Rents	41,945	39,824
Other Deferred Liabilities	64,461	76,273

Total Liabilities	857,443	790,930

Shareholders' Equity	410,021	439,326

Total Liabilities and
Shareholders' Equity	$1,267,464	$1,230,256